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                                                                       EXHIBIT 4
                                  ASTREX, INC.
               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                     OF SERIES B CONVERTIBLE PREFERRED STOCK

                     Pursuant to Section 151 of the Delaware
                             General Corporation Law

         The undersigned, President and Secretary, respectively, of Astrex, Inc., a Delaware corporation (the "Company"), certify that pursuant to the authority granted to and vested in the Board of Directors of the Company by the provisions of the Certificate of Incorporation of the Company, the Board of Directors has duly adopted the following resolutions stating the Certificate of Designations, Preferences and Rights of Preferred Stock for the series of Preferred Stock of the Company designated as the Series B Convertible Preferred Stock:

         WHEREAS, the Article Fourth of the Certificate of Incorporation of Astrex, Inc., a Delaware corporation (the "Company") authorizes ten million (10,000,000) shares of Series B Convertible Preferred Stock, one cent ($0.01) par value (sometimes referred to hereinafter as "this Series" or "Series B" or "Series B Convertible Preferred Stock");

         WHEREAS, said Article Fourth of the Certificate of Incorporation of the Company further provides that the specific powers, rights, preferences, designations, qualifications, restrictions and other characteristics of each series of preferred shares shall be as determined by due resolution of the board of directors;

         NOW THEREFORE BE IT RESOLVED, by the Board of Directors of Astrex, Inc., a Delaware corporation, that pursuant to authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation of the Company, the Board of Directors hereby states the designations, preferences and rights of the Company's authorized Series B Convertible Preferred Stock, as follows:

1. DESIGNATION AND AMOUNT. The shares of the Series B Convertible Preferred Stock, one cent ($0.01) par value, shall be designated "Series B Convertible Preferred Stock" (sometimes referred to hereinafter as "this Series" or "Series B" or "Series B Convertible Preferred Stock"). The number of shares constituting this Series shall be ten million (10,000,000) shares and the par value of each such share shall be one cent. Notwithstanding that ten million (10,000,000) shares of Series B Convertible Preferred Stock are authorized by the Certificate of Incorporation of the Company and herein, the Company will not issue
     (i) more then two million (2,000,000) shares of Series B Convertible Preferred Stock prior to July 31, 2001, and (ii) any shares of Series B Convertible Preferred Stock whatsoever after July 31, 2001 without in either case the express approval of the holders of a majority of shares of the then outstanding Series B Convertible Preferred Stock.

2. NO PREFERENTIAL DIVIDENDS. Shares of this Series shall not be entitled to any dividends whatsoever in preference to the Company's Common Stock. In the event the Company makes a cash or non-cash dividend of any kind on its
     (i) Common Stock, each share of this Series B Convertible Preferred Stock shall simultaneously receive a like dividend exactly equivalent to that issued for a share of the Company's Common Stock, or (ii) Series B Convertible Preferred Stock, each share of the Company's Common Stock shall


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     simultaneously receive a like dividend exactly equivalent to that issued for a share of the Series B Convertible Preferred Stock.

3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution, or winding up of the affairs of the Company ("Liquidation") whether voluntary or otherwise, the holders of this Series shall be entitled to receive an amount in cash for each share of this Series equal to twenty five cents ($0.25) per share, before any distribution shall be made to the holders of any of the Common Stock (or any series thereof) of the Company or of any other securities of the Company ranking junior to this Series B Convertible Preferred Stock. If upon Liquidation the assets distributable among the holders of this Series shall be insufficient to permit the payment in full to all of the holders of the outstanding shares of this Series and of any outstanding other securities of the Company ranking on a parity with this Series then the remaining assets of the Company thus distributable shall be distributed ratably among such holders in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. A consolidation or merger of the Company with or into one or more corporations or the sale or transfer of all or substantially all of the assets of the Company shall not be deemed to be a liquidation.

4. VOTING RIGHTS: Holders of the Series B Convertible Preferred Stock shall be entitled (i) to notice of and to attend each and every meeting of or including (or occasion for voting by) stockholders of the Company's Common Stock, any class thereof, or this Series B Convertible Preferred Stock ("Meetings"), and (ii) to vote on any and all matters coming before such Meetings, including without limitation election of any and all directors. At such Meetings (or on any other occasion for voting) holders of Series B Convertible Preferred Stock shall be entitled (subject to the terms of Section 7 hereafter) to twelve (12) votes in person or by proxy for each share of Series B Convertible Preferred Stock outstanding in that holder's name on the transfer books of the Company.

     Except as may be otherwise required by law the holders of the Common
     Stock and the Series B Convertible Preferred Stock shall vote together as a single class on all matters upon which both classes of holders cast votes, with holders of the Common Stock having one (1) vote per share of Common Stock and holders of the Series B Convertible Preferred Stock having twelve
     (12) votes per share of Series B Convertible Preferred Stock.

     So long as thirty three percent (33%) or more of the shares of Series B Convertible Preferred Stock ever issued remain outstanding, absent the express approval by the holders of a majority of shares of Series B Convertible Preferred Stock then outstanding, the Company shall not (i) issue any voting securities (common stock, preferred stock or otherwise) having more then one vote per share other then this Series B Convertible Preferred Stock, (ii) issue by way of dividend after July 31, 2001 voting securities (common stock, preferred stock or otherwise) collectively and cumulatively having more votes than the votes held by the then outstanding common stock immediately prior to the issuance (including any and all classes thereof) times one hundred thirty five percent (135%), or (iii) issue any voting securities (common stock , preferred stock or otherwise) the effect of which would be to dilute the votes held by the holders of the outstanding Series B Convertible Preferred Stock to less then a majority of the total votes entitled to be cast by all security holders at an election of Company directors.


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5.   CONVERSION RIGHT: On July 31, 2001 (or such earlier time as the Company's
     Board of Directors by due resolution may hereafter declare) and at all times thereafter, at the option of the respective holders, each share of Series B Convertible Preferred Stock then or later outstanding shall be convertible into the Common Stock of the Company on the basis of one (1) fully paid and nonassessable share of Common Stock for each share of Series B Convertible Preferred Stock.

     In order to convert shares of Series B Convertible Preferred Stock into Common Stock the holder shall surrender the certificate or certificates for such Series B Convertible Preferred Stock at the office of the transfer agent for the Company's Common Stock (or other place as the Company may provide), which certificate or certificates, shall be duly endorsed to the Company or in blank or accompanied by proper instruments of transfer to the Company or in blank (such endorsements or instruments of transfer to be in a form satisfactory to the Company with signature guaranteed), and shall give written notice to the Company at said office that he elects so to convert said stock in accordance with the terms of this Certificate of Designations, Preferences, and Rights, and shall state in writing therein the name or names in which he wishes the certificate or certificates for the Common Stock to be issued. Every such notice of election to convert shall constitute a contract between the holder and the Company, whereby the holder shall be deemed to subscribe for the amount of Common Stock which that holder shall be entitled to receive upon such conversion, and in satisfaction of such subscription, to surrender the Series B Convertible Preferred Stock to be converted, and to release the Company from all liability there under, and thereby the Company shall be deemed to agree that the surrender of the certificate or certificates therefore and the extinguishments of liability thereon shall constitute full payment of such subscription for the Common Stock to be issued upon such conversion. The Company will as soon as practicable after such surrender of a certificate or certificates for Series B Convertible Preferred Stock, accompanied by the written notice and statement above prescribed, issue and deliver at the office of said transfer agent (or other place as provided above) to the former holder for whose account such stock was so surrendered, or that former holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which that former holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made as of the date of such surrender of the Series B Preferred Stock to be converted; and the person, persons, entity or entities entitled to receive the Common Stock issuable upon conversion of such stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

     The issuance of certificates for shares of Common Stock upon conversion of shares of Series B Convertible Preferred Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the former Series B Convertible Preferred Stock holder, the person, persons, entity or entities requesting the issuance thereof shall pay to the Company the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Company that such tax has been paid.

     Notwithstanding anything in the foregoing to the contrary, while the stock transfer books of the Company are closed for any purpose the Company shall not be required to convert Series B Convertible Preferred Stock, and no surrender of Series B Convertible Preferred Stock shall be effective for that purpose, but the surrender of Series B Convertible Preferred Stock for conversion during any such period shall become effective for conversion immediately


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     upon the reopening of such books, as if the conversion had been made on the date such stock was surrendered.

     The Company will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Series B Convertible Preferred Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of the conversion of the outstanding shares of Series B Convertible Preferred Stock by delivery of shares of Common Stock which are held in the treasury of the Company. If any shares of Common Stock required to be reserved for purposes of conversion hereunder, require registration or approval of any governmental authority under any federal or state law before such shares of Common Stock may be issued upon conversion, the Company will use reasonable efforts to cause such shares to be duly registered or approved within a reasonable period of time after the holder of the Series B Convertible Preferred Stock shares elects to convert, as the case may be. The holder of the Series B Convertible Preferred Stock shares electing to convert shall cooperate with the Company, as the Company in its sole opinion deems reasonably necessary or appropriate, to secure any such registration or approval, including without limitation, providing the Company with such information concerning the holder as may be requested by the Company. The shares of Common Stock which shall be issued upon conversion of the shares of Series B Convertible Preferred Stock will, upon issuance, be fully paid and nonassessable and not entitled to any preemptive rights.

6. RESTRICTED TRANSFERABILITY: Series B Convertible Preferred Stock is not transferable whether by sale, assignment, gift, bequest, appointment, pledge or otherwise except:

     (a) Prior to July 31, 2001: Prior to July 31, 2001 shares of Series B Convertible Preferred Stock may be transferred in the absolute and sole discretion of the Company only if (i) the transfer would be allowable under subparagraph (b) immediately below but for the date of transfer, and (ii) in each such case, in the sole opinion of the Company a transfer of shares may be made without impairing or making it more difficult to preserve any tax attributes of the Company (including without limitation net operating losses, or the rate of use of the same, under the United States Income Tax laws). Under no other circumstances will shares of Series B Convertible Preferred Stock be transferable either on the Company's books or otherwise prior to July 31, 2001.

     (b) On and after July 31, 2001: On and after July 31, 2001 shares of Series B Convertible Preferred Stock may be transferred only as follows:
         (i) Shares beneficially owned by a natural person may be transferred to (W) that person's spouse, or the natural or legally adopted children, brothers or sisters of either of them, or the natural or legally adopted children of any of said children, brothers, or sisters ("Family Members"), (X) in the event of death or legal incapacity, to his or her estate, (Y) to a trust for his or her principal benefit and/or for the principal benefit of one or more of his or her Family Members, or (Z) to an entity, the equity of which is seventy five percent (75%) or more owned by him or her and/or by one or more of his or her Family Members.
         (ii) Shares held by an estate for a deceased or legally incapacitated shareholder may be transferred to any of his or her Family Members, or to a trust for the benefit of any


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              of his or her Family Members (if the shareholder is legally incapacitated, the trust may be for his or her benefit and/or for his or her Family Members).
         (iii)Shares held by a trustee may be transferred to a co or successor trustee for the same trust or the beneficiaries of the trust or the Family Members of the beneficiaries of the trust.
         (iv) Shares beneficially owned by an entity may be transferred (X) to another entity, provided either the transferee or the transferor beneficially owns at least seventy five percent (75%) of the total equity (including all the net assets) of the other or alternatively the transferee and the transferor share at least seventy five percent (75%) of the same beneficial equity (including all the net assets) owners, or (Y) to a person or to a trust, provided that the person or trust beneficially owns at least fifty percent (50%) of the equity (including all the net assets) of the transferor entity.
         (v) A holder may give a creditor or lender the right to tender in the holder's name Series B Convertible Preferred Stock shares for conversion to the Company's Common Stock to be issued in the name of that creditor or lender, provided that in so doing the holder and creditor or lender, as the case may be, shall each be deemed to acknowledge that no transfer of the Series B Convertible Preferred Stock shares themselves has or will occur.
         (vi) Under no other circumstance will shares of the Series B Convertible Preferred Stock be transferred either on the Company's books or otherwise on or after July 31, 2001.

     (c) At all times, for purposes of this Section 6:
         (i) Each joint owner of Series B Convertible Preferred Stock shares shall be considered a holder of such shares.
         (ii) A minor for whom Series B Convertible Preferred Stock shares are held pursuant to a Uniform Gift to Minors Act or similar law shall be considered a holder of such shares.
         (iii)Shares may only be transferred to a person or entity who, upon transfer, will be the bona fide beneficial owner of the shares or a trustee for such bona fide beneficial owner, accordingly transfers to 'nominees' or 'street name' are not permitted.
         (iv) Submissions of shares for transfer in accordance with the provisions of this Section 6 shall be accompanied by an affidavit in form and content satisfactory to the Company in its sole discretion, with transferor's signature guaranteed, evidencing that the requested transfer is pursuant to the provisions of this
              Section 6 together with such other supporting evidence as the Company in its sole discretion deems appropriate.
         (v) Notwithstanding anything in the foregoing, if the shares were originally issued by the Company as a dividend on its Common
              Stock to a person or entity who is neither the beneficial owner of the shares nor a trustee for such beneficial owner (a "Nominee Holder"), then the share certificate will be reissued by the Company to the person or entity who was the beneficial owner or trustee for the beneficial owner of the shares on the date the dividend shares were originally issued (in the event there are intervening 'sub nominee holders' on the date the dividend was issued, the chain of nominee ownerships will be followed to the person or entity who was the beneficial owner or trustee for the beneficial owner on, in either case, the date the dividend shares were originally issued).


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         (vi) The Company shall note on Series B Convertible Preferred Stock certificates a warning of the restrictions on transfer and registration of transfer imposed by this Section 6.
         (vii)Any attempted or purported transfer of Series B Convertible Preferred Stock shares, whether the same is registered by the Company or not, not in accord with the provisions of this Section 6 without further act shall be deemed null and void from the inception and without any effect whatsoever.
         (viii) Nothing in this Section 6 is intended to limit the ability to transfer any shares of Common Stock issuable upon conversion of shares of Series B Convertible Preferred Stock.

7. COMMON STOCK CHANGES: Notwithstanding any provision in the foregoing to the contrary in the event of any combination, split, reverse split or reclassification (hereafter "Combination") of the Company's Common Stock, the Series B Convertible Preferred Stock shall be simultaneously combined, split, reverse split, reclassified and/or adjusted (hereafter "Adjustments") so that immediately following the Combination of the Company's Common Stock the holders of the Series B Convertible Preferred Stock and holders of the Company's Common Stock stand in the same relationship as existed immediately prior to the Combination, with the relative rights and powers of the respective holders, including without limitation, voting, stock conversion and liquidation rights, unchanged. Adjustments for this purpose may include, without limitation, revisions to the number of votes per share of Series B Convertible Preferred Stock provided for in Section 4 above, the conversion rate provided for in
     Section 5 above; and the per Series B Convertible Preferred Stock share liquidation value provided for in Section 3 above. In the event the Combination is effected through a dividend to both holders of the Common Stock and holders of the Series B Convertible Preferred Stock, the dividend received by holders of the Series B Convertible Preferred Stock on account of that stock shall be considered in determining whether an Adjustment is necessary and if so, in the calculation of that Adjustment.

8. AMENDMENTS: The holders of a majority of the then outstanding Series B Convertible Preferred Stock, together with the Company, to the extent permitted by law and subject to any restrictions of any securities of the Company senior to the Series B Convertible Preferred Stock, may amend, modify, add or eliminate any provision of this Certificate of Designations, Preferences and Rights (or as it may be amended in the future), including without limitation dividend, liquidation, transfer and conversion rights, provided that no such amendment, modification, addition or elimination shall be effective and binding until the same has been specifically and affirmatively approved and adopted by the Company's Board of Directors and provided further that nothing herein shall preclude the Company's Board of Directors by due resolution from independently (i) modifying or eliminating transferability restrictions, for all or a limited period of time, if the effect is to increase transferability; (ii) offer to convert or buy Series B Convertible Preferred Stock prior to July 31, 2001 or for all or a limited period of time, for more than one (1) share of Common Stock or for all or a limited period of time, offer other securities or consideration as an alternative to one (1) share of Common Stock; or (iii) making any Adjustments necessary to conform with Section 7 above.

IN WITNESS WHEREOF, this Certificate has been made under the seal of the Company and the hands of the undersigned on JUNE 29, 2000.



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                                 Michael McGuire
                                  Michael McGuire,
                                     President

ATTEST:


Lori Sarnataro
---------------
Lori Sarnataro,
Secretary


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